SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

GENENTECH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

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4.	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ELECTRONIC DELIVERY OF STOCKHOLDER COMMUNICATIONS
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
RELATIONSHIP WITH ROCHE
CORPORATE GOVERNANCE
PROPOSAL 1 — ELECTION OF DIRECTORS
BOARD COMMITTEES AND MEETINGS
COMPENSATION OF DIRECTORS
EQUITY COMPENSATION PLANS
BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT
COMPENSATION OF NAMED EXECUTIVE OFFICERS
STOCK OPTION GRANTS AND EXERCISES AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
CHANGE IN CONTROL AGREEMENTS
LOANS AND OTHER COMPENSATION
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE GRAPH
AUDIT COMMITTEE MATTERS
AUDIT COMMITTEE REPORT
PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
PRINCIPAL ACCOUNTING FEES AND SERVICES
STOCKHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
HOUSEHOLDING
OTHER MATTERS
APPENDIX A

1 DNA Way

South San Francisco, California 94080-4990

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	Thursday, April 14, 2005

TIME	10:00 a.m., Pacific Daylight Time

PLACE	Westin Hotel 1 Old Bayshore Highway Millbrae, California

ITEMS OF BUSINESS	1. To elect directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.

2. To ratify Ernst & Young LLP as our independent auditor for 2005.

3. To consider any other matter properly brought before the stockholders at the annual meeting or at any adjournment or postponement of the annual meeting.

RECORD DATE	You are entitled to vote at the annual meeting if you were a stockholder at the close of business on Monday, February 14, 2005.

ADMISSION	If you are a stockholder of record, you may be asked to present proof of identification for admission to the annual meeting. If your shares are held in the name of a broker, bank or other nominee, you may be asked to present proof of identification and a statement from your broker, bank or other nominee, reflecting your beneficial ownership of Genentech, Inc. common stock as of February 14, 2005, as well as a proxy from the record holder to you. Please be prepared to provide this documentation if requested.

VOTING BY PROXY	Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions regarding voting, please refer to the Questions and Answers beginning on page 1 of the Proxy Statement and the instructions on your proxy card.

By Order of the Board,

STEPHEN G. JUELSGAARD

Executive Vice President, General

        Counsel and Secretary

This Proxy Statement and accompanying proxy card are being

distributed on or about March 11, 2005.

ELECTRONIC DELIVERY OF STOCKHOLDER COMMUNICATIONS

Our annual meeting materials are available electronically. As an alternative to receiving printed copies of these materials in future years, you can elect to receive an e-mail which will provide an electronic link to these documents as well as allow you the opportunity to conduct your voting online. By registering for electronic delivery, you can conveniently receive stockholder communications as soon as they are available without waiting for them to arrive via postal mail. You can also reduce the number of documents in your personal files, eliminate duplicate mailings, help us reduce our printing and mailing expenses and conserve natural resources.

Stockholders of Record

You are a stockholder of record if you hold your shares in certificate form. If you vote on the Internet at www.eproxyvote.com/dna, simply follow the directions for enrolling in the electronic delivery service. You also may enroll in the electronic delivery service at any time in the future by going directly to www.econsent.com/dna and following the instructions.

Beneficial Stockholders

You are a beneficial stockholder if your shares are held by a broker, bank or other nominee. Please check with your bank, broker or relevant nominee regarding the availability of this service.

If you have any questions about electronic delivery, please contact Genentech’s Investor Relations Department by phone at (650) 225-1599 or by email at investor.relations@gene.com.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors of Genentech, Inc. (the “Company”) is providing you with these proxy materials in connection with the annual meeting of stockholders, which will take place at 10:00 a.m. on April 14, 2005. You are invited to attend the annual meeting and requested to vote on the proposals described in this Proxy Statement.

Q:	Who can vote at the annual meeting?

A:	Stockholders who owned our common stock of record on February 14, 2005 may vote at the annual meeting. Each share of common stock is entitled to one vote. There were 1,046,299,857 shares of our common stock outstanding on February 14, 2005.

Q:	What is the proxy card?

A:	The proxy card enables you to appoint Stephen G. Juelsgaard and Arthur D. Levinson as your representatives at the annual meeting. By completing and returning the proxy card, you are authorizing Mr. Juelsgaard and Dr. Levinson to vote your shares at the meeting as you have instructed them on the proxy card. This way, you can vote your shares whether or not you attend the meeting.

Q:	What am I voting on?

A:	We are asking you to vote on:

•	the election of directors for one-year terms, and

•	the ratification of Ernst & Young LLP as our independent auditor for 2005.

Q:	How do I vote?

A:	BY MAIL: Please complete and sign your proxy card and mail it in the enclosed pre-addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If an additional proposal comes up for a vote at the annual meeting that is not on the proxy card, your shares will be voted in the best judgment of Mr. Juelsgaard and Dr. Levinson. If you submit your proxy card but do not mark your voting instructions on the proxy card, your shares will be voted as follows:

•	FOR the named nominees as directors,

•	FOR ratification of Ernst & Young LLP as our independent auditor for 2005, or

•	according to the best judgment of Mr. Juelsgaard and Dr. Levinson if a proposal that is not on the proxy card comes up for a vote at the meeting.

BY TELEPHONE: Please follow the “Vote by Telephone” instructions that accompanied your proxy card. If you vote by telephone, you do not have to mail in your proxy card.

BY INTERNET: Please follow the “Vote by Internet” instructions that accompanied your proxy card. If you vote by Internet, you do not have to mail in your proxy card.

IN PERSON: We will pass out written ballots to anyone who wants to vote in person at the annual meeting. However, if you hold your shares in street name, you must request a proxy card from your broker in order to vote at the meeting. Holding shares in “street name” means that you hold them through a brokerage firm, bank, or other nominee, and, therefore, the shares are not held in your individual name in the records maintained by our transfer agent, EquiServe Trust Company, N.A., but instead are held in the name of your brokerage firm, bank, or other nominee.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you hold our shares in multiple accounts at the transfer agent or with brokers or other custodians of your shares. Please complete and return all the proxy cards you receive to ensure that all your shares are voted.

Q:	Can I change my vote?

A:	You may revoke your proxy and change your vote by:

•	signing another proxy card with a later date and returning it before the polls close at the annual meeting, or

•	voting in person at the annual meeting.

Q:	How many shares must be present to hold the annual meeting?

A:	To hold the annual meeting and conduct business, a majority of the Company’s outstanding shares as of February 14, 2005 must be present in person or by proxy at the meeting. This is called a quorum.

Shares are counted as present at the meeting, if the stockholder either:

•	is present and votes in person at the meeting, or

•	has properly submitted a proxy.

Both abstentions and broker non-votes are counted as present for the purposes of determining the presence of a quorum. Broker non-votes occur when shares held by a stockholder in street name are not voted with respect to a proposal because the broker has not received voting instructions from the stockholder, and the broker lacks discretionary voting power to vote the shares.

Q:	How many votes must nominees for director receive to be elected?

A:	Since six (6) directors are to be elected at the annual meeting, the six individuals receiving the highest number of votes FOR election will be elected.

Q:	How many votes must the ratification of Ernst & Young LLP as the Company’s independent auditor for 2005 receive to be approved?

A:	The ratification of Ernst & Young LLP as our independent auditor for 2005 will be approved if a majority of votes cast are FOR approval.

Q:	How are votes counted?

A:	You may vote either FOR each director nominee or withhold your vote from any one or more of the nominees.

You may vote FOR or AGAINST or ABSTAIN from voting on the proposal to ratify Ernst & Young LLP as our independent auditor for 2005.

If you abstain from voting on this proposal, it will have the same effect as a vote AGAINST the proposal.

Broker non-votes, although counted toward the quorum, will not count as votes cast with respect to the matter as to which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on the proposals described in this Proxy Statement.

Voting results are tabulated and certified by our transfer agent, EquiServe Trust Company, N.A.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	We are paying for the distribution and solicitation of the proxies. As a part of this process, we reimburse brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to our stockholders. Our employees may also solicit proxies through mail, telephone, the Internet or other means, but they do not receive additional compensation for providing those services.

RELATIONSHIP WITH ROCHE

Arrangements between Genentech and Roche

In June 1999, the Company redeemed all of its callable putable common stock (“special common stock”) held by stockholders other than Roche Holdings, Inc. (“Roche”) for cash pursuant to a contractual obligation with Roche that gave Roche the right to require such a redemption. Upon completion of the redemption, Roche’s ownership percentage of the Company’s special common stock was 100%. In July and October of 1999 and March 2000, Roche completed public offerings of our common stock (“common stock”) and in January 2000, Roche completed an offering of zero-coupon notes exchangeable for our common stock held by Roche. At the conclusion of these public offerings in March 2000, Roche’s ownership of our common stock was 58.9%. On December 31, 2004, Roche’s ownership of our common stock was 56.1%.

During the period Roche owned all of our outstanding equity, we amended our Certificate of Incorporation and entered into an affiliation agreement with Roche that enabled our current management to conduct our business and operations as we had done in the past while at the same time reflecting Roche’s ownership in us. The affiliation agreement is for the exclusive benefit of Roche and can be amended at any time by Roche and us. We also amended our bylaws to provide Roche with certain proportional representation rights with respect to membership on our Board of Directors and committees.

Our Amended and Restated Certificate of Incorporation provides that the provisions of our bylaws described under “— Composition of Board of Directors,” “— Roche’s Right to Proportional Representation,” “— Membership of Committees” and “— Nomination of Directors,” may be repealed or amended only by a 60% vote of our stockholders. However, Roche’s right to nominate a number of directors proportional to Roche’s ownership interest until Roche’s ownership interest is less than 5%, may be repealed or amended only by a 90% vote of our stockholders.

The provisions of the affiliation agreement described below under “— Roche Approval Required for Certain Actions” and “— Licensing and Marketing Agreement” will terminate if Roche owns less than 40% of our stock.

Under our bylaws and for the purposes of the discussion below, unless otherwise noted, an independent director is a director who is not:

•	one of our officers;

•	an employee, director, principal stockholder or partner of Roche or any Roche affiliate or

•	an entity that depended on Roche for more than 10% of his, her or its revenues or earnings in its most recent fiscal year.

Composition of Board of Directors

As prescribed by our bylaws, our Board currently consists of seven members: three nominees of Roche, one executive officer of Genentech and three independent directors. All of our directors other than those designated by Roche are nominated by the Nominations Committee of the Board. The Board has the authority to further increase the size of the board from time to time. Directors are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

Roche’s Right to Proportional Representation

Under our bylaws, Roche is entitled to representation on our Board proportional to its ownership interest in our common stock. Roche is entitled to have a number of directors equal to its percentage ownership of our common stock times the total number of directors, rounded up to the next whole number if Roche’s ownership interest is greater than 50% and rounded down if it is less than or equal to 50%. Upon Roche’s request, we will immediately take action to increase the size of our Board or to fill the vacancies by electing Roche nominees in order to achieve Roche’s proportional representation.

If Roche’s ownership interest of our common stock falls below 40%, the Roche directors will resign to the extent Roche’s representation exceeds its proportional ownership interest. The number of directors required to resign shall be rounded up to the next whole number. Roche shall thereafter be entitled to nominate a number of directors proportional to Roche’s ownership interest rounded down to the next whole number, until Roche’s ownership interest is less than 5%.

Membership of Committees

We have five committees of the Board:

•	an Audit Committee,

•	a Compensation Committee,

•	a Corporate Governance Committee,

•	an Executive Committee, and

•	a Nominations Committee

and Roche is entitled to at least one member on each committee who will be designated by Roche, and upon providing notice to the Company, proportional representation on each committee. However, under the Sarbanes–Oxley Act of 2002 (the “Sarbanes–Oxley Act”) and rules of the Securities and Exchange Commission (the “SEC”) promulgated thereunder as well as New York Stock Exchange (“NYSE”) rules relating to corporate governance, no Roche director may be a member of the Audit Committee. Roche’s committee members may designate another Roche director to serve as their alternates on any committee.

Under our bylaws, the Nominations Committee is required to have three members. Any time that Roche’s ownership percentage of our stock is equal to or greater than 80%, the Nominations Committee is to be comprised of two Roche nominees and one independent director. Any time that Roche’s ownership percentage of our stock is less than 80%, the Nominations Committee is to be comprised of a number of Roche nominees equal to Roche’s ownership percentage times three, rounded up to the next whole number if Roche’s total voting power is greater than 50% and rounded down if Roche’s total voting power is less than or equal to 50%. However, Roche may not have more than two nominees at any time. Roche currently has two nominees on the Nominations Committee.

Nomination of Directors

A majority of the members of the Nominations Committee must approve the nomination of any person for director not designated by Roche.

Roche Approval Required for Certain Actions

Without the prior approval of the Roche directors, we will not approve:

•	any acquisition constituting a substantial portion of our business or assets;

•	any sale, lease, license, transfer or other disposal of all or a substantial portion of our business or assets not in the ordinary course of our business;

•	any issuance of capital stock other than (1) issuances pursuant to employee incentive plans not exceeding 5% of our voting stock, (2) issuances upon the exercise, conversion or exchange of any of our outstanding capital stock, and (3) other issuances not exceeding 5% of our voting stock in any 24 month period; and

•	any repurchase or redemption of our capital stock other than (1) a redemption required by the terms of a security and (2) purchases made at fair market value in connection with any of our deferred compensation plans.

For purposes of the first and second bullet points of the previous paragraph, unless a majority of the Board of Directors has made a contrary determination in good faith, a “substantial portion of our business or assets” shall mean a portion of our business or assets accounting for 10% or more of our and our consolidated subsidiaries’ consolidated total assets, contribution to net income or revenues.

If Roche makes a request for proportional representation on the Board, until the Roche designees take office as directors, we may not take any action not in the ordinary course of business without Roche’s consent.

Licensing and Marketing Agreement

We have a licensing and marketing agreement with F. Hoffmann-La Roche Ltd (or “Hoffmann-La Roche”) and its affiliates, granting them an option to license, use and sell our products in non-U.S. markets. The major provisions of that agreement include the following:

•	Hoffmann-La Roche may exercise its option to license our products upon the occurrence of any of the following: (1) our decision to file an Investigational New Drug application (or “IND”) for a product, (2) completion of a Phase II trial for a product or (3) if Hoffmann-La Roche previously paid us a fee of $10 million to extend its option on a product, completion of a Phase III trial for that product;

•	if Hoffmann-La Roche exercises its option to license a product, it has agreed to reimburse us for development costs as follows: (1) if exercise occurs at the time an IND is filed, Hoffmann-La Roche will pay 50% of development costs incurred prior to the filing and 50% of development costs subsequently incurred, (2) if exercise occurs at the completion of a Phase II trial, Hoffmann-La Roche will pay 50% of development costs incurred through completion of the trial, 75% of development costs subsequently incurred for the initial indication, and 50% of subsequent development costs for new indications, formulations or dosing schedules, (3) if the exercise occurs at the completion of a Phase III trial, Hoffmann-La Roche will pay 50% of development costs incurred through completion of Phase II, 75% of development costs incurred through completion of Phase III, and 75% of development costs subsequently incurred, and $5 million of the option extension fee paid by Hoffmann-La Roche to preserve its right to exercise its option at the completion of a Phase III trial will be credited against the total development costs payable to us upon the exercise of the option; (4) we and Hoffmann-La Roche each have the right to “opt-out” of developing an additional indication for a product for which Hoffmann-La Roche exercised its option, and would not share the costs or benefits of the additional indication, but could “opt-back-in” before approval of the indication by paying twice what would have been owed for development of the indication if no opt-out had occurred.

•	we agreed, in general, to manufacture for and supply to Hoffmann-La Roche its clinical requirements of our products at cost, and its commercial requirements at cost plus a margin of 20%; however, Hoffmann-La Roche will have the right to manufacture our products under certain circumstances;

•	Hoffmann-La Roche has agreed to pay, for each product for which it exercises its option upon either a decision to file an IND with the U.S. Food and Drug Administration (or “FDA”) or completion of the Phase II trials, a royalty of 12.5% on the first $100 million on its aggregate sales of that product and thereafter a royalty of 15% on its aggregate sales of that product in excess of $100 million until the later in each country of the expiration of our last relevant patent or 25 years from the first commercial introduction of that product;

•	for each product for which Hoffmann-La Roche exercises an option after completion of the Phase III trials, it will pay a royalty of 15% on its sales of that product in each country until the later of the expiration of our relevant patent or 25 years from the first commercial introduction of that product; however, $5 million of any option extension fee that Hoffmann-La Roche pays will be credited against royalties due to us in the first calendar year of sales by Hoffmann-La Roche in which aggregate sales of the product exceed $100 million; and

•	Hoffmann-La Roche’s option expires in 2015.

See “Certain Relationships and Related Transactions” on page 26 for a discussion of transactions under other agreements between Hoffmann-La Roche and us.

Registration Rights

We have agreed to use our best efforts to file one or more registration statements under the Securities Act of 1933 in order to permit Roche to offer and sell shares of our common stock.

Generally, we will pay all expenses incident to the performance of our obligations with respect to the registration of Roche’s shares of our common stock except that Roche has agreed to pay certain expenses to be directly incurred by Roche, including underwriting fees, discounts and commissions and counsel fees. In addition, we are only required to pay for two registrations within a 12-month period. Roche and we have each agreed to customary indemnification and contribution provisions with respect to liability incurred in connection with these registrations.

Dispositions by Roche

If Roche and its affiliates sell their majority ownership in our common stock to a successor, Roche will cause the successor to purchase all shares of our common stock not held by Roche:

•	if the consideration is entirely in either cash or equity traded on a U.S. national securities exchange, with consideration in the same form and amounts per share as received by Roche and its affiliates; or

•	in any other case, with consideration either in the same form and amounts per share as received by Roche and its affiliates or with consideration that has a value per share not less than the weighted average value per share received by Roche and its affiliates as determined by an investment bank of nationally recognized standing appointed by a committee of independent directors.

Roche has agreed to cause the buyer to agree to be bound by the obligations described in the preceding paragraph as well as the obligations described under “— Business Combinations with Roche” and “— Compulsory Acquisitions” below. We have agreed that the buyer shall be entitled to succeed to Roche’s rights described under “— Roche’s Right to Proportional Representation.”

Business Combinations with Roche

Roche has agreed that as a condition to any merger of the Company with Roche or its affiliates or the sale of substantially all of our assets to Roche or its affiliates, that either:

•	the merger or sale must be authorized by a favorable vote at any meeting of a majority of the shares of common stock not owned by Roche, provided that no person or group shall be entitled to cast more than 5% of the votes cast at the meeting; or

•	in the event a favorable vote is not obtained, the value of the consideration to be received by the holders of our common stock, other than Roche, shall be equal to or greater than the average of the means of the ranges of fair values for the common stock as determined by two investment banks of nationally recognized standing appointed by a committee of independent directors.

Roche has agreed that it will not sell any shares of our common stock in the 90 days immediately preceding any proposal by Roche for a merger with us. Roche also agreed that in the event of any merger of the Company with Roche or its affiliates or sale of substantially all of our assets to Roche or its affiliates, each unvested option outstanding under our stock option plans will:

•	be accelerated and become exercisable immediately prior to the consummation of the transaction for the total number of shares of common stock covered by the option;

•	become exchangeable upon the consummation of the transaction for deferred cash compensation, which vests on the same schedule as the shares of the common stock covered by the option, having a value equal to the product of (A) the number of shares covered by the option and (B) the amount which Roche, in its reasonable judgment, considers to be equivalent in value to the consideration per share received by common stock holders in the transaction other than Roche, minus the exercise price per share of the option; or

•	be canceled in exchange for a replacement option to purchase stock of the surviving corporation in the transaction with the terms of the option to provide value equivalent, as determined by Roche in its reasonable discretion, to that of the canceled option.

Compulsory Acquisitions

If Roche owns more than 90% of our common stock for more than two months, Roche has agreed to, as soon as reasonably practicable, effect a merger of the Company with Roche or an affiliate of Roche.

The merger shall be conditioned on the vote or the valuation described under the first two bullets of “— Business Combinations with Roche” above.

Roche’s Ability to Maintain its Percentage Ownership Interest in Our Stock

The affiliation agreement provides, among other things, that we will establish a stock repurchase program designed to maintain Roche’s percentage ownership interest in our common stock. The affiliation agreement provides that we will repurchase a sufficient number of shares pursuant to this program such that, with respect to any issuance of common stock by us in the future, the percentage of our common stock owned by Roche immediately after such issuance will be no lower than Roche’s lowest percentage ownership of our common stock at any time after the offering of common stock occurring in July 1999 and prior to the time of such issuance, except that we may issue shares up to an amount that would cause Roche’s lowest percentage ownership to be no more than 2% below the “Minimum Percentage.”

The Minimum Percentage equals a fraction (expressed as a percentage) where the numerator is the lowest number of shares of our common stock owned by Roche since the July 1999 offering (to be adjusted in the future for dispositions of shares of our common stock by Roche), and the denominator is 1,018,388,704 which is the number of shares of our common stock outstanding at the time of the July 1999 offering as adjusted for the two-for-one splits of our common stock in November 1999, October 2000 and May 2004. Each of the numerator and denominator are to be adjusted in the future for stock splits or stock combinations.

As long as Roche’s percentage ownership is greater than 50%, prior to issuing any shares, the affiliation agreement provides that we will repurchase a sufficient number of shares of our common stock such that, immediately after its issuance of shares, Roche’s percentage ownership will be greater than 50%. The affiliation agreement also provides that, upon Roche’s request, we will repurchase shares of our common stock to increase Roche’s ownership to the Minimum Percentage.

Roche owned approximately 56.1% of our common stock as of December 31, 2004. The provisions of this stock repurchase program terminate upon Roche owning less than 40% of our stock.

Furthermore, Roche has a continuing option (which is assignable by Roche to any of its affiliates) to (i) buy from us, prior to the occurrence of any event that could result in a decrease in the percentage of common stock owned by Roche and its affiliates, a sufficient amount of our common stock to maintain its then-current ownership percentage and (ii) to buy from us 80% of any class of stock issued by us other than common stock, in each case with a price per share equal to either the average of the last sale price on each of the five immediately preceding trading days on a U.S. national securities exchange on which the shares are traded or, if the sale prices are unavailable, the value of the shares determined in accordance with procedures reasonably satisfactory to Roche and us.

Tax Sharing Agreement

We have a tax sharing agreement with Roche that pertains to the state and local tax returns in which we will be consolidated or combined with Roche. We calculate our tax liability or refund with Roche for these state and local jurisdictions as if we were a stand-alone entity.

CORPORATE GOVERNANCE

The Board of Directors

Our Board of Directors is responsible for broad corporate policy and the overall performance of the Company. Board members remain informed of the Company’s business by reviewing documents, such as management reports on recommendations for proposed Board actions, provided to them before each meeting and by attending presentations made by the Chief Executive Officer and other members of management during these meetings. They are also advised of actions taken by the Audit, Compensation, Corporate Governance, Executive and Nominations Committees of the Board. Directors have access to all books, records and reports of the Company upon request, and members of management are available at all times to answer any questions.

Our Board of Directors is committed to sound and effective corporate governance practices. In this regard, our Board of Directors has formally adopted Principles of Corporate Governance that guide its actions with respect to the composition of the Board, Board functions and responsibilities, the Board’s standing committees, and Board involvement in compliance and ethics matters affecting the Company. The Company also reviewed with the Board provisions of the Sarbanes-Oxley Act and rules of the SEC and the corporate governance listing standards of the NYSE, and our intention is to comply with all applicable rules and listing standards.

The Board is also committed to legal and ethical conduct in fulfilling its responsibilities. The Board expects all directors, as well as officers and employees, to act ethically at all times and to adhere to the policies comprising the Company’s codes of ethics known as the Genentech Good Operating Principles. The Board also expects the Chief Executive Officer, the Chief Financial Officer and all senior financial officials to adhere to the Company’s Code of Ethics for the CEO and Senior Financial Officials, especially in matters of public disclosure relating to the Company.

The Principles of Corporate Governance, the Genentech Good Operating Principles and the Code of Ethics for the CEO and Senior Financial Officials can be accessed on our website at www.gene.com. These documents are also available in print to any stockholder who requests them by contacting Genentech’s Investor Relations department at (650) 225-1599 or by sending an e-mail to investor.relations@gene.com.

Management Executive Committee

The management Executive Committee has responsibility for the overall direction, strategy and operations of the Company, including, among other things, corporate financial performance, commercial performance, research and development, product operations performance and employee development performance. All six members of the management Executive Committee are executive officers of the Company, and one is also a director. Its members hold the following positions at the company:

•	Chairman and Chief Executive Officer,

•	President, Commercial Operations,

•	President, Product Development,

•	Executive Vice President, Research,

•	Executive Vice President, General Counsel and Secretary, and

•	Senior Vice President and Chief Financial Officer.

PROPOSAL 1 — ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

The Company’s Board of Directors is elected each year at the annual meeting of stockholders. The Company’s Board is currently comprised of the following seven directors as provided for in our bylaws:

•	three independent directors: Herbert W. Boyer, Sir Mark Richmond and Charles A. Sanders;

•	one Genentech executive officer: Arthur D. Levinson, who is also the Chairman of the Board; and

•	three Roche directors: William M. Burns, Erich Hunziker and Jonathan K.C. Knowles.

Each of the incumbent directors (other than Sir Mark Richmond) is a current nominee for director on our Board. All of these nominees for director, if elected, will serve until the next annual meeting in 2006 or until a successor is elected or appointed, and we expect each of these nominees to be able to serve if elected. If a director nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for any other person the Board of Directors may select.

If all the nominees for director are elected at the annual meeting, the Board will have one vacancy to be filled by a director who is considered independent under the Company’s bylaws, the NYSE corporate governance listing standards and SEC rules. Under the Company’s bylaws as well as Delaware law, any vacancy on the Board may be filled by a majority of the directors then in office, even if such number of directors is less than a quorum. The Company is actively searching for a new independent director who will qualify as a “financial expert” on the Audit Committee and who has the appropriate qualifications to make other valuable contributions to the Board and the Audit Committee.

The persons named in the enclosed proxy card will vote your proxy for the election of each of these nominees unless you indicate otherwise. Proxies may not be voted for a greater number of persons than the nominees named below.

We show below the name and age of each nominee for director (as of December 31, 2004), his current principal occupation, any other position held with the Company, and the period during which he has served as a director of the Company.

Name	Age	Principal Occupation/Position Held	Director since
Herbert W. Boyer, Ph.D.	68	Co-founder of Genentech and Professor Emeritus of Biochemistry and Biophysics at University of California at San Francisco; Director of Genentech	1976

William M. Burns	57	Chief Executive Officer of the Pharmaceuticals Division and Member of the Executive Committee, The Roche Group; Director of Genentech	2004

Erich Hunziker, Ph.D.	51	Chief Financial Officer and Member of the Executive Committee, The Roche Group; Director of Genentech	2004

Jonathan K. C. Knowles, Ph.D.	57	President of Global Research and Member of the Executive Committee, The Roche Group; Director of Genentech	1998

Arthur D. Levinson, Ph.D.	54	Chairman and Chief Executive Officer of Genentech	1995

Charles A. Sanders, M.D.	72	Former Chairman and Chief Executive Officer of Glaxo, Inc.; Lead Director of Genentech	1999

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR EACH NOMINEE.

Dr. Boyer, a founder of Genentech who is currently retired, had been a director of Genentech since 1976 when he resigned from the Board in June 1999 in connection with the redemption of our special common stock. He was reelected to the Board in September 1999. He served as a Vice President of Genentech from 1976 to 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech’s development. Dr. Boyer has received numerous awards for his research, including the National Medal of Science from President George Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences. In 2001, Dr. Boyer was elected to the National Inventors Hall of Fame. In addition, Dr. Boyer serves as Vice-Chairman of the Board of Directors of Allergan, Inc.

Mr. Burns was elected a director of Genentech in April 2004. He was appointed Chief Executive Officer of the Pharmaceuticals Division of the Roche Group in January 2005 and was elected to the Executive Committee of the Roche Group in 2000. From 2001 to December 2004, Mr. Burns served as Head of the Pharmaceuticals Division of the Roche Group. From 1998 to 2001, Mr. Burns served as the Head of Europe and International Business of Roche Pharmaceuticals. From 1991 to 1998, Mr. Burns served as Global Head of Strategic Marketing and Business Development for Roche Pharmaceuticals. Mr. Burns is a member of the Board of Directors of Chugai Pharmaceuticals in Japan. Pursuant to the affiliation agreement, Mr. Burns is a designee of Roche.

Dr. Hunziker was elected a director of Genentech in April 2004. He joined the Roche Group as Chief Financial Officer in 2001 and was elected to the Executive Committee of the Roche Group at that time. He also served as Controller of the Roche Group from 2001 to 2004. Prior to joining the Roche Group, from 1998 until 2001, Dr. Hunziker was Chief Executive Officer of the Diethelm Group and Diethelm Keller Holding Ltd. Dr. Hunziker joined Corange Ltd (holding company of Boehringer Mannheim Group) where he was appointed Chief Financial Officer in 1997. Dr. Hunziker is a member of the Board of Directors of Holcim Ltd. Pursuant to the affiliation agreement, Dr. Hunziker is a designee of Roche.

Dr. Knowles was elected a director of Genentech in February 1998. He joined the Roche Group as President of Global Research in September 1997. In January 1998, he became a member of the Executive Committee of the Roche Group. Prior to joining the Roche Group, Dr. Knowles served as the Director of Research for Europe of Glaxo from 1995 to 1997 and served as the Director of the Geneva Institute of Glaxo from 1989 to 1995. Pursuant to the affiliation agreement, Dr. Knowles is a designee of Roche.

Dr. Levinson was appointed Chairman of the Board of Directors of Genentech in September 1999 and was elected its President and Chief Executive Officer and a director of the Company in July 1995. Since joining the Company in 1980, Dr. Levinson has been a Senior Scientist, Staff Scientist and the Director of the Company’s Cell Genetics Department. Dr. Levinson was appointed Vice President of Research Technology in April 1989, Vice President of Research in May 1990, Senior Vice President of Research in December 1992 and Senior Vice President of Research and Development in March 1993. Dr. Levinson also serves as a member of the Board of Directors of Apple Computer, Inc. and Google, Inc.

Dr. Sanders, who is currently retired, was elected a director of Genentech in August 1999 and the lead director of the Board in February 2003. He served as Chief Executive Officer of Glaxo Inc. from 1989 to 1994, and was the Chairman of the Board of Glaxo Inc. from 1992 to 1995. He also has served on the Board of Directors of Glaxo plc. Previously, he held a number of positions at Squibb Corporation, a multinational pharmaceutical corporation, including Vice Chairman, Chief Executive Officer of the Science and Technology Group and Chairman of the Science and Technology Committee on the Board. Dr. Sanders is a member of the Boards of Directors of Vertex Pharmaceuticals, Trimeris, Inc., Biopure Corporation, Cephalon, Inc., Fisher Scientific International, Inc. and Icagen, Inc. Dr. Sanders has indicated to the Company that he intends to decrease the number of Boards of Directors he serves on in the near future.

BOARD COMMITTEES AND MEETINGS

During 2004, the Board of Directors held five meetings. Each of our incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which the directors serve. None of the members of the Audit, Compensation, Corporate Governance or Nominations Committees was an officer or employee of the Company.

We show below information on the membership, functions and number of meetings of each Board committee held in 2004.

Name of Committee and Members	Functions of the Committee		Number of Meetings
AUDIT Herbert W. Boyer Mark Richmond Charles A. Sanders	•	Monitors the independence and performance of, and recommends to the Board, the independent auditor.	10
	•	Meets with the Company’s independent auditor to review and discuss the Company’s financial statements and quarterly reporting process.
	•	Reviews and approves policies relating to maintenance of adequate systems of internal controls, safeguarding of Company assets, provisions of adequate reserves for legal and regulatory matters, tax compliance and strategy, Company investments and risk assessment and management programs.
	•	Reviews the scope and results of the Company’s general audit program.
	•	Pre-approves all audit services and permissible non-audit services provided by the independent auditor.
	•	Reviews the reports of the independent auditor and accompanying management letter on the scope and results of their work.
	•	Reviews the independent auditor’s recommendations concerning the Company’s financial practices and procedures.

COMPENSATION Herbert W. Boyer William M. Burns Erich Hunziker Jonathan K.C. Knowles Mark Richmond Charles A. Sanders	•	Administers the Company’s equity incentive plans, the Company’s bonus program and certain other corporate benefits programs.	4
	•	Reviews and approves the Company’s annual bonus pool, annual stock option grants and executive officer compensation, including that of the Chief Executive Officer.
	•	Elects officers of the Company.

CORPORATE GOVERNANCE Herbert W. Boyer William M. Burns Erich Hunziker Jonathan K.C. Knowles Mark Richmond Charles A. Sanders	•	Reviews the Company’s policies relating to sales and marketing activities, investor relations, corporate relations, government affairs, equal employment opportunity, legal and regulatory affairs, and the Company’s compliance with laws and regulations in those and other areas, and unless reviewed by the entire Board, the effectiveness of the Board of Directors and Board committees.	4

EXECUTIVE Herbert W. Boyer William M. Burns Arthur D. Levinson	•	Established to act when the full Board of Directors is unavailable.	0
	•	Has the authority of the Board in the management of the business and affairs of the Company, except those powers that cannot be delegated by the Board of Directors by law.

NOMINATIONS Herbert W. Boyer William M. Burns Erich Hunziker	•	Identifies, reviews and recommends potential nominees to the Board and reviews potential nominees recommended by the stockholders.	1

Board Matters

As Roche holds more than 50% of the voting power of Genentech, we have elected to rely on an exemption from compliance with NYSE corporate governance listing standards requiring that a majority of the directors on our Board and on the Compensation, Corporate Governance and Nominations Committees of our Board are independent. A majority of the directors on our Board and these committees are not independent under the criteria for independence established under the NYSE corporate governance listing standards.

There is no Company policy requiring directors to attend annual meetings of stockholders, but directors are encouraged to attend the annual meetings at which they will stand for election or re-election. At the 2004 Annual Meeting of Stockholders, all of the directors standing for election or re-election to the Board attended the meeting.

Dr. Sanders, the Chair of our Audit Committee currently sits on the Audit Committees of three other public companies. After a review of meeting attendance records and other relevant matters, our Board has determined that such simultaneous service does not impair the ability of Dr. Sanders to effectively serve as a member or as the Chair of our Audit Committee.

Lead Director

Dr. Sanders has been appointed the lead director of the Board and in that role, chairs non-management executive sessions of the Board. As discussed in the Company’s Principles of Corporate Governance, Dr. Sanders also acts as a point of contact for the Company’s stockholders or other third parties who wish to communicate with the Board of Directors other than through the Chairman. Any stockholder or third party who has a concern about the Company’s business conduct or about its accounting, internal accounting controls or financial or auditing matters may communicate that concern directly to Dr. Sanders by addressing correspondence to him, c/o Genentech, Inc., 1 DNA Way, South San Francisco, CA 94080-4990 or by e-mailing Dr. Sanders at CSanders@gene.com. Any communications addressed to Dr. Sanders by mail or by e-mail will be sent directly to him.

Director Nomination

Under our bylaws, our Nominations Committee is comprised of three members of which two are Roche directors (Mr. Burns and Dr. Hunziker) and one is an independent director (Dr. Boyer). Roche’s representation on this committee is subject to its ownership percentage of our stock as described in greater detail in “—Membership of Committees” under “Relationship with Roche.” The Nominations Committee does not have a formal written charter.

The Nominations Committee will consider nominees to the Board of Directors recommended by Genentech stockholders. To be considered, stockholders who wish to nominate a person to the Board should send a letter to the Corporate Secretary of Genentech, c/o Genentech, Inc., 1 DNA Way, South San Francisco, CA 94080-4990, with the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person(s) to be nominated, (b) a representation that the stockholder is a holder of record of stock of Genentech and entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice, (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person(s), (d) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to SEC rules had the nominee been nominated by the Board, and (e) the consent of each nominee to serve as a director of Genentech if so elected. Our bylaws require that any director nominee not designated by Roche be approved by a majority of the members of the Nominations Committee.

The Board’s process for identifying and evaluating potential directors depends on whether such an individual is (i) a nominee of Roche, (ii) a management director or (iii) an independent director as defined in our bylaws. Roche identifies all of its director nominees to the Board with no input from the Company or the other non-Roche Board members. If the Board wishes to identify a management director, such individual may be identified as a director nominee by existing Board member(s) or executive management at the Company. If the Board of Directors wishes to identify new independent director candidates for Board membership, it may retain a third party executive search firm to help identify prospective director nominees. At the request of the Company, the search firm may also screen candidates, conduct reference checks, prepare a biography of each candidate for Board or Nominations Committee review, and if appropriate, schedule interviews with the Board or Nominations Committee. The evaluation of management and independent director candidates will take place on the same basis regardless of whether the candidate was recommended by a search firm, a stockholder or identified through any other source.

The Board’s desired minimum qualifications for a director nominee depend on whether such individual is a Roche or non-Roche designee. The Board has not established any minimum criteria for Roche designees as such individuals are identified for nomination by Roche. For any independent director nominees, the nominee must meet the Company’s bylaw requirements for being considered an independent director, and if such nominee will serve on the Audit Committee, also the NYSE and SEC criteria for independence. In addition, with respect to management or independent director nominees, the Board may assess character, judgment, and business acumen and experience.

Any other minimum qualifications will be determined by the Board on a case-by-case basis as any such qualifications may vary, depending on whether the Board desires to fill a vacant seat or increase the size of the Board to add new directors. In addition, the Nominations Committee may also evaluate whether a potential director nominee’s skills are complementary to existing Board members’ skills or meet the Board’s need for operations, management, commercial, financial, international or other expertise. The Company believes that all director nominees should possess the highest personal and professional ethics and be committed to representing both the short-term and the long-term interests of our stockholders.

COMPENSATION OF DIRECTORS

Annual Cash Retainer Fee

In 2004, each non-employee director of Genentech was eligible to receive an annual cash retainer fee of $30,000 per year. Effective January 1, 2005, this annual cash retainer fee was increased to $40,000.

Board Meeting Fees

In 2004, each non-employee director was eligible to receive a fee of $1,500 for each Board meeting at which the director was present in person and $500 for each Board meeting at which the director was present by telephone. No separate fee was paid for attendance at any corresponding committee meeting (except for those of the Audit Committee as described below). In addition, in 2004, any director who was required to arrive at the site of a Board meeting one full day or more in advance of the meeting to be present in a timely manner was eligible to receive an additional amount of $1,000 for each day such director spent at the site prior to the meeting. Effective January 1, 2005, the fee for attendance at a Board meeting in person was increased to $2,500.

Audit Committee Fees

In addition to the fees described above, in 2004, each member of the Audit Committee was eligible to receive a fee of $1,000 for each committee meeting at which the director was present in person and $500 for each committee meeting at which the director was present by telephone. In addition, the Chair of the Audit Committee was eligible to receive an annual cash retainer fee of $2,500. Effective January 1, 2005, the annual cash retainer fee for the Chair was increased to $10,000 and an annual cash retainer of $2,500 was added for each other Audit Committee member. In addition, the fee for attendance at an Audit Committee meeting in person was increased to $1,500.

Corporate Governance Committee Fees

Effective January 1, 2005, a fee of $1,000 for attendance at a Corporate Governance Committee meeting was added.

Equity Compensation

We grant our independent directors a stock option to purchase 15,000 shares of our common stock upon re-election to the Board at each annual meeting. In addition to the re-election grant, our independent directors are eligible to receive a stock option for the purchase of up to an additional 5,000 shares of common stock, based upon the Company’s performance against median peer company performance for the previous fiscal year. The actual number of shares is calculated by multiplying 5,000 by a percentage reflecting the Company’s performance in earnings per share and operating revenue growth above the median performance of peer companies with respect to those same financial measures.

In 2004, our independent directors each received a stock option grant for the purchase of 15,000(1) shares of our common stock upon re-election to the Board. Each such director also received a stock option grant for the purchase of an additional 4,900(1) shares of our common stock. These options vest over a twelve-month period with half of the shares vesting on the six month anniversary of the grant date and the other half vesting monthly in equal increments over the remaining six months. The exercise price of the stock option was equal to the closing price of our common stock as reported in the Wall Street Journal on the day of re-election.

Any new Board member who is an independent director will receive a stock option to purchase 30,000 shares of our common stock upon first election to the Board. This option will vest over four years, with the first quarter vesting one year from the grant date and the remainder vesting monthly in equal increments during the remaining 36-month period. The exercise price of stock option grants made on election or re-election to the Board will be equal to the closing price of our common stock as reported in the Wall Street Journal on the day of election or re-election.

Reimbursement of Expenses

All non-employee directors were eligible to be reimbursed for expenses incurred in connection with their service on the Board in 2004.

In addition, effective February 17, 2005, all directors are eligible to be reimbursed up to $10,000 per year for travel and program costs related to director education.

(1) Following a two-for-one stock split in the form of a stock dividend effected in May 2004, the number of shares subject to the 2004 independent director option grants are 30,000 and 9,800.

EQUITY COMPENSATION PLANS

We show below information as of December 31, 2004 on the Company’s equity compensation plans(1) under which our common stock is authorized for issuance. All information in this Proxy Statement relating to the number of shares and price per share of our common stock give effect to the November 1999, October 2000 and May 2004 two-for-one splits of our common stock.

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance (excluding securities reflected in first column)
Plans approved by stockholders
2004 Equity Incentive Plan	0	0	80,000,000	(2)
1999 Stock Plan	93,765,328	$32.32	21,608,121
1991 Employee Stock Plan	(3)	(3)	3,153,470
Plans not approved by stockholders	—	—	—

(1)	We no longer grant stock options under our 1990 Stock Option/Stock Incentive Plan, our 1994 Stock Option Plan, or our 1996 Stock Option/Stock Incentive Plan, but stock option grants exercisable for an aggregate of 208,216 shares, 279,512 shares and 644,616 shares, respectively, remain outstanding under those plans.
(2)	Up to a maximum of 20,000,000 shares that are currently available under the 1999 Stock Plan or that would have otherwise been returned to our 1999 Stock Plan on account of expiration or forfeiture of awards will be available for issuance under the 2004 Equity Incentive Plan.
(3)	Under the Company’s 1991 Employee Stock Plan, participants are permitted to purchase our common stock on certain dates within a pre-determined purchase period. Accordingly, these numbers are not determinable.

BENEFICIAL OWNERSHIP

OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

We show below the number of shares of our common stock beneficially owned as of January 31, 2005 by (a) Roche, (b) FMR Corp., (c) each of our directors and director nominees, (d) our Chief Executive Officer and our four most highly compensated executive officers (the “Named Executive Officers”) and (e) our directors, director nominees and executive officers as a group. In general, “beneficial ownership” refers to shares that an individual or entity has the power to vote, or dispose of, and stock options that are currently exercisable or will become exercisable within 60 days of January 31, 2005. Unless otherwise indicated, each person named below holds sole investment and voting power, other than the powers that may be shared with the person’s spouse under applicable law.

	Genentech Common Stock			Equity Securities of Roche Holding Ltd
Name of Beneficial Owner	Number of Shares		Percent of Class	Number of Shares	Percent of Class
Roche Holdings, Inc.(1)	587,189,380		56.1%	n/a	n/a
FMR Corp.(2)	63,889,756	(3)	6.1%	n/a	n/a
Herbert W. Boyer	111,982	(4)	*	0	0
William M. Burns	0	(5)	*	1	**
Susan D. Desmond-Hellmann	1,383,445	(6)	*	0	0
Erich Hunziker	0	(5)	*	1	**
Jonathan K. C. Knowles	0	(5)	*	0	0
Louis J. Lavigne, Jr.	868,657	(7)	*	0	0
Arthur D. Levinson	4,074,269	(8)	*	0	0
Myrtle S. Potter	415,676	(9)	*	0	0
Sir Mark Richmond	96,482	(10)	*	0	0
Charles A. Sanders	126,482	(11)	*	0	0
Richard H. Scheller	43,543	(12)	*	0	0
All directors, director nominees and executive officers as a group (16 persons)	8,393,463	(13)	*	0	**

*	Less than 1% of the outstanding shares of our common stock.
**	Less than 1% of the outstanding equity securities of Roche Holding Ltd.

(1)	The address of Roche is One Commerce Center, Suite 1050, 1201 N. Orange Street, Wilmington, Delaware, 19801.

(2)	The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	All information regarding FMR Corp. and its affiliates is based on information disclosed in a Schedule 13G filed by FMR Corp., Edward C. Johnson 3rd and Abigail P. Johnson with the SEC on February 14, 2005 (the “FMR Schedule 13G”) reporting beneficial ownership of Genentech’s common stock as of December 31, 2004. According to the FMR Schedule 13G: (i) Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. beneficially owns 58,803,296 of these shares. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Fidelity funds each has sole power to dispose of such shares. The sole power to vote or direct the voting of these shares resides with the funds’ Boards of Trustees; (ii) Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., beneficially owns 2,645,260 of these shares. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole voting and dispositive power with respect to such shares; (iii) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp., beneficially owns 413,770 shares; and (iv) Fidelity International Limited, an investment advisor (“FIL”) is the beneficial owner of 2,027,430 shares and has sole voting and dispositive power with respect to such shares.

(4)	Includes stock options to purchase 84,482 shares that were exercisable on or within 60 days of January 31, 2005.

(5)	As of January 31, 2005, Roche owned 587,189,380 shares of common stock, representing 56.1% ownership. Pursuant to the affiliation agreement, Roche appointed Mr. Burns, Dr. Hunziker and Dr. Knowles as its representatives on our Board of Directors.

(6)	Includes stock options to purchase 1,379,058 shares that were exercisable on or within 60 days of January 31, 2005.

(7)	Includes 6,157 shares held in the Lavigne Family Trust, amended and restated as of July 1, 2003, and stock options to purchase 862,500 shares that were exercisable on or within 60 days of January 31, 2005.

(8)	Includes stock options to purchase 4,066,804 shares that were exercisable on or within 60 days of January 31, 2005.

(9)	Includes 1,552 shares held in the Myrtle S. Potter Trust, dated October 9, 2003, 1,833 shares held in a Genentech Stock Fund account relating to Genentech’s Tax Reduction Investment Plan and stock options to purchase 411,664 shares of common stock that were exercisable on or within 60 days of January 31, 2005.

(10)	Includes stock options to purchase 96,482 shares that were exercisable on or within 60 days of January 31, 2005.

(11)	Includes stock options to purchase 124,482 shares that were exercisable on or within 60 days of January 31, 2005.

(12)	Includes stock options to purchase 43,543 shares that were exercisable on or within 60 days of January 31, 2005.

(13)	Includes stock options to purchase 1,253,988 shares held by five other executive officers, which were exercisable on or within 60 days of January 31, 2005.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

We show below the compensation paid to our Named Executive Officers, including salary, bonuses, stock options and other compensation for the fiscal years ended December 31, 2004, 2003 and 2002:

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long Term Compensation Awards
Name and Principal Position	Year	Salary(1)	Bonus		Other Annual Compensation(2)	Securities Underlying Options(9)(#)	All Other Compensation(10)

Arthur D. Levinson, Ph.D. Chairman and Chief Executive Officer	2004 2003 2002	$894,042 $860,000 $811,200	$ $ $	1,310,000 1,204,000 1,135,000		900,000 640,000 900,000	$125,883 $ 79,800 $ 77,848

Myrtle S. Potter President, Commercial Operations	2004 2003 2002	$580,213 $562,400 $543,656	$ $ $	610,000 575,000 450,000	$526,366(3) $557,351(4) $762,536(5)	360,000 360,000 500,000	$ 68,923 $ 40,496 $ 38,736

Susan D. Desmond-Hellmann, M.D., M.P.H. President, Product Development	2004 2003 2002	$567,015 $548,600 $530,462	$ $ $	610,000 575,000 450,000		360,000 360,000 500,000	$ 68,518 $ 39,944 $ 38,200

Richard H. Scheller, Ph.D. Executive Vice President, Research	2004 2003 2002	$413,379 $373,635 $311,489	$ $ $	400,000 380,000 250,000	$ 53,837(6) $ 56,597(7) $ 56,247(8)	200,000 250,000 350,000	$ 47,603 $ 24,932 $ 19,422

Louis J. Lavigne, Jr.(11) Executive Vice President and Chief Financial Officer	2004 2003 2002	$411,579 $400,364 $386,864	$ $ $	395,000 380,000 325,000		200,000 250,000 350,000	$ 47,495 $ 29,004 $ 27,864

(1)	Includes amounts earned but deferred at the election of the executive officer, such as salary deferrals under the Company’s Tax Reduction Investment Plan established under Section 401(k) of the Internal Revenue Code.

(2)	Under SEC rules, the payment of “perquisites” (such as imputed interest on loans at rates below market value) to a Named Executive Officer is not required to be disclosed where amounts paid do not exceed the lesser of (i) 10% of the sum of the amounts of salary and bonus for the Named Executive Officer, or (ii) $50,000. Other than the payment of “perquisites” to Ms. Potter as described in footnotes (3), (4) and (5), and to Dr. Scheller as described in footnotes (6), (7) and (8) below, no other Named Executive Officer received the payment of any “perquisite” from the Company.

(3)	Includes (a) imputed interest of $66,720 on the repayable portion of Ms. Potter’s relocation home loan and a gross-up payment of $56,266 for the estimated income taxes attributable to the imputed interest, (b) imputed interest of $18,833 on the forgivable portion of Ms. Potter’s relocation home loan and a gross-up payment of $15,883 for the estimated income taxes attributable to the imputed interest, and (c) loan forgiveness of $200,000 on Ms. Potter’s relocation home loan and a gross-up payment of $168,664 for the estimated income taxes attributable to the loan forgiveness.

(4)	Includes (a) payment of $1,014 for tax preparation fees incurred by Ms. Potter with an accounting firm (including a gross-up payment of $464 for the estimated income taxes attributable to the payment), (b) imputed interest of $69,748 on the repayable portion of Ms. Potter’s relocation home loan and a gross-up payment of $58,819 for the estimated income taxes attributable to the imputed interest, (c) imputed interest of $32,065 on the forgivable portion of Ms. Potter’s relocation home loan and a gross-up payment of $27,041 for the estimated income taxes attributable to the imputed interest, and (d) loan forgiveness of $200,000 on Ms. Potter’s relocation home loan and a gross-up payment of $168,664 for the estimated income taxes attributable to the loan forgiveness.

(5)	Includes (a) payment of $14,979 for tax preparation fees incurred by Ms. Potter with an accounting firm (including a gross-up payment of $7,079 for the estimated income taxes attributable to the payment), (b) imputed interest of $118,353 on Ms. Potter’s relocation home loan and a gross-up payment of $120,021 for the estimated income taxes attributable to the imputed interest, (c) imputed interest of $53,341 for 2000 and 2001 on the repayable portion of Ms. Potter’s relocation home loan, as an adjustment for the interest required to be imputed in those years, and a gross-up payment of $53,022 for the estimated income taxes attributable to the imputed interest, and (d) loan forgiveness of $200,000 on Ms. Potter’s relocation home loan and a gross-up payment of $202,820 for the estimated income taxes attributable to the loan forgiveness.

(6)	Includes (a) imputed interest of $3,876 on Dr. Scheller’s mortgage assistance loan and a gross-up payment of $3,268 for the estimated income taxes attributed to the imputed interest and (b) loan forgiveness of $30,000 on Dr. Scheller’s mortgage assistance loan and a gross-up payment of $16,693 for the estimated income taxes attributed to the loan forgiveness.

(7)	Includes (a) imputed interest of $5,373 on Dr. Scheller’s mortgage assistance loan and a gross-up payment of $4,531 for the estimated income taxes attributed to the imputed interest and (b) loan forgiveness of $30,000 on Dr. Scheller’s mortgage assistance loan and a gross-up payment of $16,693 for the estimated income taxes attributed to the loan forgiveness.

(8)	Includes (a) imputed interest of $6,870 on Dr. Scheller’s mortgage assistance loan and a gross-up payment of $3,610 for the estimated income taxes attributable to the imputed interest and (b) loan forgiveness of $30,000 on Dr. Scheller’s mortgage assistance loan and a gross-up payment of $15,767 for the estimated income taxes attributable to the loan forgiveness.

(9)	Genentech has awarded no stock appreciation rights (“SARs”).

(10)	Amounts consist of employer contributions credited for 2004, 2003 and 2002 under Genentech’s Tax Reduction Investment Plan (a tax-qualified “401(k)” plan) and Supplemental Plan (a non-qualified plan that operates in parallel with the 401(k) plan). Under the 401(k) plan, which is open to substantially all of Genentech’s U.S. employees, Genentech makes matching contributions based on each participant’s voluntary salary deferrals, subject to plan and Internal Revenue Code limits. In addition, beginning in 2004, Genentech makes a contribution for each eligible employee equal to 1% of his or her eligible compensation, to plan and Internal Revenue Code limits. Each of the Named Executive Officers received $12,300 in Genentech contributions under the 401(k) Plan for 2004 and $8,000 for 2003 and 2002. Under the Supplemental Plan, Genentech generally will credit each eligible participant with an amount equal to the additional contributions that he or she would have received under the 401(k) plan, assuming that he or she had been allowed to participate in the 401(k) plan without regard to certain Internal Revenue Code limits on eligible compensation and contribution amounts. Dr. Levinson, Dr. Desmond-Hellmann, Mr. Lavigne, Ms. Potter and Dr. Scheller received Genentech contribution credits under the Supplemental Plan of $113,583, $56,218, $35,195, $56,623, $35,303, respectively, for 2004; $71,800, $31,944, $21,004, $32,496 and $16,932, respectively, for 2003; and $69,848, $30,200, $19,864, $30,736 and $11,422, respectively, for 2002.

(11)	Mr. Lavigne retired as Executive Vice President and Chief Financial Officer of Genentech on March 5, 2005.

STOCK OPTION GRANTS AND EXERCISES

OPTION GRANTS IN LAST FISCAL YEAR

We show below information on stock option grants made to the Named Executive Officers during the fiscal year ended December 31, 2004.

	Individual Grants
Name	Number of Securities Underlying Options Granted(1) (#)	Percent of Total Options Granted to Employees in Fiscal Year(2)	Exercise or Base Price(3) ($/share)	Expiration Date	Grant Date Present Value(4) (in millions)
Arthur D. Levinson	900,000	4.31%	$53.23	9/23/2014	$11.9
Myrtle S. Potter	360,000	1.72%	$53.23	9/23/2014	$ 4.8
Susan D. Desmond-Hellmann	360,000	1.72%	$53.23	9/23/2014	$ 4.8
Richard H. Scheller	200,000	0.96%	$53.23	9/23/2014	$ 2.6
Louis J. Lavigne, Jr.	200,000	0.96%	$53.23	9/23/2014	$ 2.6

(1)	The options were granted pursuant to the 1999 Stock Plan and vest over four years, with the first 25% vesting one year from the grant date, and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date, assuming continued employment with the Company.

(2)	Based on a total of approximately 21 million options granted in 2004 under our 1999 Stock Plan to employees, including the Named Executive Officers. Approximately 90% of these options were granted to approximately 7,300 employees, other than the Named Executive Officers, representing more than 97% of the eligible employee population.

(3)	Represents the fair market value of the underlying shares of common stock based on the closing price of our common stock on the grant date of September 23, 2004.

(4)	Option value was determined using the Black-Scholes option pricing model based on the following assumptions: expected volatility of 32% and a risk free rate of 3.4% for the vesting term of the option. Each option is valued at its exercise price, which is assumed to be equivalent to the market price at the date of grant. This valuation model was adjusted for an overall risk of forfeiture of options. Under FAS 123, forfeitures may be estimated or assumed to be zero; in this model, the forfeiture rate was assumed to be 20%. These assumptions are the same as those used to estimate the fair value of employee stock options for purposes of the FAS 123 disclosure in our Annual Report on Form 10-K. Our use of this model as permitted under SEC rules does not constitute an endorsement of the model nor an acknowledgment that such model can accurately determine the value of options. The fair value method of accounting prescribed requires the use of option valuation models that were not developed for use in valuing employee stock options. The valuation calculations do not necessarily represent the fair market value of individual options, and are not intended to forecast possible future appreciation, if any, of the price of our common stock on the date of exercise as compared to the exercise price of the option.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION VALUES(1)

We show below information regarding stock options held by the Named Executive Officers as of December 31, 2004.

	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options at-FY-end		Value of Unexercised in-the-Money Options at FY-end(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Arthur D. Levinson	1,001,400	$41,156,607	3,925,554	1,868,750	$133,108,102	$26,881,500
Myrtle S. Potter	448,334	$13,384,627	317,289	931,459	$7,757,146	$15,486,906
Susan D. Desmond-Hellmann	608,400	$27,397,436	1,297,183	910,625	$33,276,594	$15,117,062
Richard H. Scheller	255,418	$6,486,832	20,418	559,792	$612,256	$9,666,590
Louis J. Lavigne, Jr.	850,000	$32,450,496	805,000	585,000	$19,890,869	$10,533,431

(1)	Genentech has awarded no SARs.
(2)	The value of the unexercised in-the-money options is based on the fair market value of our common stock ($54.44) at the close of business on December 31, 2004, minus the exercise price of the options.

CHANGE IN CONTROL AGREEMENTS

Genentech entered into a Change of Control Agreement (the “Agreement”) on January 20, 2001 with Ms. Myrtle Potter. The Agreement is effective through the earlier of May 15, 2005 or 24 months following a Change of Control (as that term is defined in the Agreement). The Agreement generally provides that if Ms. Potter’s employment with Genentech is terminated following a Change of Control (i) by us, except for Cause or (ii) by Ms. Potter with Good Reason (as these terms are defined in the Agreement), we will pay Ms. Potter a lump sum severance payment equal to two times the sum of (i) Ms. Potter’s annual base salary and (ii) Ms. Potter’s average annual bonus and provide 24 months of health care and other insurance coverage. If the foregoing severance payments are subject to excise tax, then we will pay Ms. Potter an additional amount to cover the tax.

LOANS AND OTHER COMPENSATION

The Sarbanes-Oxley Act prohibits all loans to executive officers and directors of a company and also prohibits any material modifications of loans to such individuals outstanding at the time of enactment on July 30, 2002. Every loan described below was granted by Genentech prior to the enactment of the Sarbanes-Oxley Act or prior to the recipient becoming an executive officer of Genentech, and in accordance with such legislation, the Company will not materially modify or renew any such loan and will not provide any new loans to directors or executive officers.

For purposes of the discussion below, applicable federal rate refers to the minimum interest rate required to be charged on a loan to avoid the imputation of interest income under the Internal Revenue Code, unless an exception applies. The Internal Revenue Service publishes the applicable federal rate on a monthly basis.

In 2000, Genentech lent $2,200,000 to Ms. Myrtle Potter, President, Commercial Operations, for the purchase of a home in connection with her relocation to the San Francisco Bay Area. $1,000,000 of the loan is due and payable on the earlier of May 15, 2005 or within 30 days from the date of Ms. Potter’s termination of employment with Genentech.

$1,000,000 of the loan will be forgiven in equal installments of $200,000 each on May 15, 2001 through 2005, if Ms. Potter is employed by Genentech on these dates. Genentech has agreed to pay to Ms. Potter the amount equal to the federal and state income taxes payable in connection with the forgiveness of the repayment of each installment. The remaining $200,000 of the loan shall be due and payable in four equal installments of $50,000 on each of the dates Ms. Potter receives her annual performance bonus from Genentech. The largest amount outstanding under this loan during 2004 was $1,450,000. The amount of this loan outstanding as of December 31, 2004 was $1,200,000.

The loan is interest-free to Ms. Potter but interest is required to be imputed under the Internal Revenue Code. Imputed interest in the amount of $66,720 for the repayable portion of the loan and $18,833 for the forgivable portion of the loan were each calculated using the applicable federal rate of 6.51% and, together with the forgiven principal amount of $200,000 on May 15, 2004, reported as taxable compensation to Ms. Potter. Additional taxable compensation attributable to the loan forgiveness and imputed interest was grossed up for related taxes resulting in a tax payment by Genentech on behalf of Ms. Potter of $168,664, $56,266 and $15,883 with respect to the loan forgiveness and repayable and forgivable portions, respectively, of the loan.

In 2001, Genentech lent $120,000 to Mr. David Ebersman, Senior Vice President and Chief Financial Officer, for the purchase of a home in connection with his relocation to San Mateo County. This loan is due and payable on the earlier of the fifth anniversary of the date of the loan, the date of termination of Mr. Ebersman’s employment with Genentech or sale of his residence. The largest amount outstanding under this loan during 2004, and the amount of this loan outstanding as of December 31, 2004, was $120,000. The loan is interest-free to Mr. Ebersman, but interest is required to be imputed under the Internal Revenue Code. Imputed interest in the amount of $6,026 was calculated based on the applicable federal rate of 4.96% and reported as taxable compensation to Mr. Ebersman.

In 2001, Genentech lent $150,000 to Dr. Richard Scheller, Executive Vice President, Research, as mortgage assistance. This loan is due and payable on the earliest of the fifth anniversary of the date of the loan, the date of termination of Dr. Scheller’s employment with Genentech or sale of his residence; provided, however, that the principal amount of the loan will be forgiven in five equal installments of $30,000 on each anniversary date of the loan if Dr. Scheller is employed by Genentech on such dates. The largest amount outstanding under this loan during 2004 was $90,000. The amount of this loan outstanding as of December 31, 2004 was $60,000. The loan is interest-free to Dr. Scheller, but interest is required to be imputed under the Internal Revenue Code. Imputed interest in the amount of $3,876 was calculated based on the applicable federal rate of 4.93% and, together with the forgiven principal amount of $30,000 on the third anniversary of the loan, reported as taxable compensation to Dr. Scheller. Additional taxable compensation attributable to the imputed interest and the forgiven principal amount was grossed up for related taxes resulting in a tax payment by Genentech of $3,268 and $16,693, respectively, on behalf of Dr. Scheller.

In early 2004, Genentech made loans under the Company’s Relocation Loan Program in the principal amounts of $306,158 and $1,000,000 to Mr. Patrick Yang, who was then Vice President, South San Francisco Manufacturing and Engineering and not an executive officer of Genentech. These loans were made for the purchase of a home in connection with Mr. Yang’s relocation to the San Francisco Bay Area. The loan in the principal amount of $306,158 was due and payable on the earlier of the date of the sale of Mr. Yang’s former home in the state where he resided prior to his relocation or the termination of Mr. Yang’s employment with Genentech. The loan was interest-free to Mr. Yang but imputed interest in the amount of $3,960 was calculated based on the applicable federal rate of 3.31% and reported as taxable compensation to Mr. Yang. This loan was repaid in 2004.

The loan in the principal amount of $1,000,000 is due and payable on the earlier of five years from the date of the loan, the date of termination of Mr. Yang’s employment with Genentech, the sale of his new home or upon the occurrence of any other event specified in the promissory note representing the loan. The loan bears interest at the applicable federal rate of 3.31%, compounded semi-annually, subject to adjustment as specified in the promissory note. On the fifth anniversary of the loan, if Mr. Yang is still employed by Genentech, one half of the accrued interest will be forgiven by Genentech and reported as compensation to Mr. Yang, if required under the Internal Revenue Code, and all vested stock options for Genentech stock held by Mr. Yang will be exercised, the underlying shares sold, and the proceeds of such sale applied to repay the loan. In the event the stock option proceeds are not sufficient to repay the outstanding amounts due under the promissory note, the remaining balance will be forgiven in equal increments over a five year period with additional interest accruing at the applicable federal rate and forgiven annually with all forgiven amounts reported as compensation to Mr. Yang, if required under the Internal Revenue Code. The proceeds from any stock option exercise prior to the fifth anniversary of the loan will be applied to repayment of the outstanding loan. The largest amount outstanding under the loans made during 2004 was $1,306,158. The amount of the unpaid loan outstanding as of December 31, 2004 was $1,000,000. In 2004, Genentech also provided a relocation benefit to Mr. Yang of $61,549 for moving and housing costs in connection with his relocation. This amount was reported as taxable compensation to Mr. Yang. Additional taxable compensation attributable to the payment of the relocation benefit was grossed up for related taxes resulting in a tax payment by Genentech of $35,659 on behalf of Mr. Yang. On January 5, 2005, Mr. Yang became an executive officer of Genentech and assumed the office of Senior Vice President, Product Operations, when Mr. Ebersman left that position to become Senior Vice President, Finance.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for reviewing and approving the Company’s compensation and benefits plans, programs and policies and determining the compensation of our executive officers, including that of Dr. Levinson, our Chairman and CEO. The Committee is comprised of all the directors, except Dr. Levinson.

Compensation Philosophy

The Committee’s compensation policies with respect to our executive officers, including our CEO, are designed to link pay with performance and stockholder returns over the long-term and to attract, motivate and retain executives who are critical to the Company’s long-term success. The key components of our executive compensation program are base salary, bonus and stock option awards, with some emphasis on stock option awards to reinforce the link between long-term executive incentives and the creation of stockholder value as measured by the equity markets. In the Committee’s annual review of salaries, bonuses and stock option awards, the Committee determines executive compensation based upon (i) individual role, responsibilities and performance during the past year, (ii) a review of compensation paid to executive officers in similar positions by peer companies in the pharmaceutical and biotechnology industries and (iii) corporate performance as measured against the Company’s corporate goals for a particular fiscal year as well as the performance of peer companies in the pharmaceutical and biotechnology industries.

Base Salaries

The Committee determines executive officer base salaries, including that of our CEO, on an annual basis after reviewing published survey data of base salaries at biotechnology and pharmaceutical companies and in some instances, a company in another industry if a comparison is appropriate for a specific executive officer position. The survey data is compiled by an independent compensation specialist who reviews base salaries at those comparable companies and at any additional companies we select. This peer group may include companies other than those represented in the Standard & Poor’s 500 Pharmaceuticals Index or the Standard & Poor’s 500 Biotechnology Index shown on our Performance Graph on page 27. Based upon a review of the survey data as well as a review of individual performance during the prior year, the Committee sets the base salary of our executive officers to be competitive with the base salaries paid by the peer companies to similarly situated executives.

Stock Option Awards

In awarding stock options to our executive officers, including our CEO, on an annual basis, the Committee considers the following factors: retention, individual performance and overall contribution, the total number of shares in the award pool and an analysis of stock option awards made by a peer group of 12 biotechnology and pharmaceutical companies identified by an independent compensation specialist. This peer group consists of companies in the biotechnology and pharmaceutical industries that are both larger and smaller than Genentech according to specific measures including market capitalization and total annual revenues. A number of these companies are represented in the Standard & Poor’s 500 Pharmaceuticals Index and the Standard & Poor’s 500 Biotechnology Index shown on our Performance Graph. The Committee uses a multi-step process to determine executive officer grants. It first calculates the number of shares in our overall option award pool by analyzing the relationship between the number of shares in a peer group company’s stock option award pool

(1) The material in this report and under the caption “Performance Graph” are not “soliciting material,” are not deemed filed with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

(as a percentage of outstanding shares) and the company’s market capitalization. Based on this analysis, the Committee derives an appropriate percentage of outstanding shares, based on our market capitalization, for the overall option award pool. The Committee then reviews the median and the average percentages of the stock option award pool granted to comparable executive officers at the peer group companies and chooses a mid-range of percentages for each of the executive officer positions, including that of the CEO. Once an appropriate range for an executive officer grant has been established, the Committee determines the specific option award for an executive officer, based on its subjective evaluation of factors such as the retention value of the options to be granted and the individual’s past performance, as measured by the success of the Company, and expected future contributions. The Committee’s policy on stock option awards is designed to align the interests of our executive officers with those of our stockholders and to motivate our executive officers to achieve superior performance over the long-term.

Bonuses

Bonuses are provided to our executive officers, including our CEO, in connection with our Company’s annual performance Bonus Program. Payment of bonuses is expressly linked to successful achievement of specified corporate performance goals that the Committee approves annually at its December meeting for the following fiscal year. Among other things, these goals determine the amount of funds available in the bonus pool and if a bonus will be paid to all eligible employees. For fiscal year 2004, the corporate performance goals were as follows:

(i)	Corporate and financial performance, including increasing earnings per share, meeting specific productivity goals and managing operational budgets within specified targets;

(ii)	Commercial performance, including increasing U.S. product sales, increasing margins resulting from the sale of our products, forming strategic alliances by in-licensing products and establishing relationships with other companies;

(iii)	Research and development performance, including timing of regulatory filings, initiating or completing specified clinical trials investigating the use of new products, selecting new products for development; and product manufacturing performance, including maintaining target levels of inventory, operating at budgeted cost of production and achieving certain regulatory objectives; and

(iv)	Employee development performance, with a focus on enhancing leadership and management development and effectively orienting new employees.

In setting these goals, the Committee is aware of the long development cycle for biotherapeutics. The Committee’s selection of corporate performance goals for bonuses seeks to balance the desire for immediate increase in earnings and other financial performance measures and the longer term goal of enhancing stockholder value by bringing to market many of the potential therapies in our research and development pipeline.

In February 2005, the Committee reviewed the Company’s 2004 corporate goals. Based on a review of the Company’s performance for 2004 and an evaluation of compensation practices at peer companies in the biotechnology and pharmaceutical industries, the Committee set a range of percent of salary for the CEO’s bonus and another range of percent of salary for bonuses to members of the Company’s management Executive Committee. Within the applicable ranges, the Committee allocated a bonus to our CEO based on (i) the Company’s successful achievement of the corporate goals discussed above and the Committee’s view that our CEO’s performance in the Company’s achievement of those goals was superior and (ii) our CEO’s successful achievement of his own goals. Within the applicable ranges, the Committee also determined the bonus for each management Executive Committee member based on the Committee’s subjective evaluation of the individual’s performance and the recommendation of the CEO.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to Genentech’s five most highly compensated executive officers. Under Section 162(m), Genentech generally may deduct compensation paid to such an officer only to the extent that it does not exceed $1 million during any calendar year or is “performance-based” as defined in Section 162(m). Current cash compensation paid to three of Genentech’s five most highly compensated executive officers is more than $1 million per year and any amount in excess of $1 million is not deductible to the Company. Genentech expects that the deductibility limit of Section 162(m) currently will not have a material effect on Genentech’s results of operation.

From the members of the Compensation Committee of Genentech:

Herbert W. Boyer

William M. Burns (since April 2004)

Erich Hunziker (since April 2004)

Jonathan K.C. Knowles

Sir Mark Richmond

Charles A. Sanders

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

From January through April 2004, Genentech’s Compensation Committee consisted of Drs. Boyer, Humer, Knowles, Richmond and Sanders. Upon Dr. Humer’s retirement from the Board in April 2004 and the election of Mr. Burns and Dr. Hunziker to the Board in April 2004, Genentech’s Compensation Committee consisted of Mr. Burns and Drs. Boyer, Hunziker, Knowles, Richmond and Sanders.

Dr. Boyer, a founder of the Company, was a Vice President of Genentech from 1976 to 1991.

Mr. Burns was appointed Chief Financial Officer of the Pharmaceuticals Division, the Roche Group in 2001. He is a member of the Executive Committee of the Roche Group.

Dr. Humer joined The Roche Group in 1995 as the Head of its Pharmaceuticals Division and is currently the Chairman and Chief Executive Officer of The Roche Group. He is also Chairman of the Executive Committee of The Roche Group.

Dr. Hunziker joined the Roche Group as Chief Financial Officer in 2001. He is a member of the Executive Committee of the Roche Group.

Dr. Knowles joined The Roche Group in 1997 as President of Global Research. He is a member of the Executive Committee of the Roche Group.

Pursuant to the terms of the affiliation agreement, Dr. Humer served, and Mr. Burns and Drs. Hunziker and Knowles are serving, on Genentech’s Compensation Committee as designees of Roche. See “Relationship with Roche” above and “Certain Relationships and Related Transactions” below for a description of our relationship with Roche.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Herceptin and Omnitarg Licensing Agreement

We have an agreement with Hoffmann-La Roche, providing them with exclusive marketing rights outside of the United States for Herceptin® and Omnitarg™. Hoffmann-La Roche’s Penzberg, Germany facility is the primary site for the manufacturing of Herceptin to supply ex-U.S. territories.

Amended and Restated Licensing Agreement

We have an amended and restated licensing agreement with Hoffmann-La Roche to license, use and sell some of our products in non-U.S. markets as described under the heading “— Licensing and Marketing Agreement” under the section “Relationship with Roche.” This agreement was further amended in April 2004 to add certain Genentech products under Hoffmann-La Roche’s commercialization and marketing rights for Canada.

Research Collaboration Agreement

In April 2004, we entered into a research collaboration agreement with Hoffmann-La Roche that outlines the process by which Hoffmann-La Roche and Genentech will conduct and share in the costs of joint research on molecules in areas of mutual interest. The agreement further outlines how development and commercialization efforts will be coordinated with respect to select molecules, including the financial provisions for a number of different development and commercialization scenarios undertaken by either or both parties.

Related Party Transactions in 2004

In 2004, under all our agreements and arrangements with Roche, contract revenue from Hoffmann-La Roche and its affiliates, including amounts earned related to ongoing development activities after option exercise dates, totaled $72.7 million. All other revenues from Roche, Hoffmann-La Roche and their affiliates, principally royalties and product sales, totaled $449.9 million in 2004. R&D expenses in 2004 include amounts of $118.6 million related to our R&D collaboration with Roche.

PERFORMANCE GRAPH

We show below the cumulative total return to our stockholders during the period from December 31, 1999 through December 31, 2004 in comparison to the cumulative return on the Standard & Poor’s 500 Index, the Standard & Poor’s 500 Pharmaceuticals Index and the Standard & Poor’s 500 Biotechnology Index during that same period. The results assume that $100 was invested on December 31, 1999.

	Base Period Dec. 31, 99	December 00	December 01	December 02	December 03	December 04
Genentech, Inc.	100.00	121.19	80.67	49.31	139.14	161.90
S&P 500 Index	100.00	90.90	80.09	62.39	80.29	89.03
S&P 500 Pharmaceuticals	100.00	136.31	116.49	93.15	101.32	93.79
S&P 500 Biotechnology	100.00	95.21	91.66	72.95	94.00	101.15

(1)	The total return on investment (change in year end stock price plus reinvested dividends) assumes $100 invested on December 31, 1999 in Genentech, the Standard & Poor’s 500 Index, the Standard & Poor’s 500 Pharmaceuticals Index and the Standard & Poor’s 500 Biotechnology Index. The Standard & Poor’s 500 Pharmaceuticals Index was comprised at December 31, 2004 of Abbott Laboratories, Allergan, Inc., Bristol-Myers Squibb Company, Eli Lilly and Company, Forest Laboratories, Inc., Johnson & Johnson, King Pharmaceuticals, Inc., Merck & Co., Inc., Mylan Laboratories Inc., Pfizer Inc., Schering-Plough Corporation, Watson Pharmaceuticals, Inc. and WYETH. The Standard & Poor’s 500 Biotechnology Index was comprised at December 31, 2004 of Amgen Inc., Applera Corporation, Biogen Idec Inc., Chiron Corporation, Genzyme Corporation, Gilead Sciences, Inc. and MedImmune, Inc.

AUDIT COMMITTEE MATTERS

The Audit Committee of the Board of Directors consists of Drs. Boyer, Richmond and Sanders, with Dr. Sanders acting as the Chair of the Committee. The Committee meets regularly with management, the independent auditor and the general auditor, both jointly and separately, recommends the independent auditor to the Board, and reviews our financial reporting process on behalf of the Board. The Committee operates under a formal written charter attached as Appendix A to this Proxy Statement and available on the Company’s website at www.gene.com. The charter is available in print to any stockholder who requests it by contacting our Investor Relations department as described on page 8 above.

Each member of the Audit Committee is an independent director as defined in our bylaws and discussed under “Relationship with Roche” on page 3 above. In addition, the Board has determined that each member of the Audit Committee does not have a material relationship with the Company or Roche either directly or as a partner, stockholder or officer of any organization that has a relationship with the Company or Roche and is independent in accordance with NYSE corporate governance listing standards. Furthermore, the Board has determined that each Audit Committee member is “financially literate” and that Dr. Sanders has “accounting or related financial management expertise” in accordance with NYSE corporate governance listing standards. While the Board believes the members of the Audit Committee provide adequate and appropriate oversight of the Company’s audit practices, the Board has determined that the Audit Committee does not currently have a member who qualifies as a “financial expert” as defined under SEC rules. Therefore, the Board is actively conducting a search for a new independent director who will qualify as a “financial expert” and who has the appropriate qualifications to make other valuable contributions to the Board and the Audit Committee.

The Audit Committee pre-approves all audit and other permitted non-audit services provided by our independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a budget. Our independent auditor and senior management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with a pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated the authority to grant pre-approvals to Dr. Sanders, the committee chair, when the full Audit Committee is unable to do so. These pre-approvals are reviewed by the full Audit Committee at its next regular meeting.

AUDIT COMMITTEE REPORT(1)

The Audit Committee has prepared the following report on its activities with respect to our audited financial statements for the year ended December 31, 2004.

Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies as well as internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations.

The independent auditor is responsible for planning and performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States and for auditing management’s assessment of the effectiveness of internal control over financial reporting. The independent auditor is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

In this context, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2004 with management and the independent auditor, Ernst & Young LLP. The Audit Committee has also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). Ernst & Young LLP has provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditor that firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in Genentech’s Annual Report on Form 10-K for the year ended December 31, 2004.

From the members of the Audit Committee of Genentech:

Herbert W. Boyer

Sir Mark Richmond

Charles A. Sanders

(1)	The material in this report is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Board of Directors has selected Ernst & Young LLP as Genentech’s independent auditor for the year ending December 31, 2005 and has directed management to submit the selection of Ernst & Young LLP for ratification by the stockholders at the annual meeting.

Ernst & Young LLP has audited Genentech’s financial statements since Genentech’s inception in 1976. Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions from stockholders.

Stockholder ratification of Ernst & Young LLP as Genentech’s independent auditor is not required by the bylaws or otherwise. The Board of Directors is seeking such ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Ernst & Young LLP as independent auditor, the Board of Directors will consider whether to retain that firm for the year ending December 31, 2005.

A majority of the shares present in person or by proxy and entitled to vote at the annual meeting is required for approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR APPROVAL OF PROPOSAL 2.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The aggregate fees billed by Ernst & Young LLP to Genentech for fiscal years 2004 and 2003 for the professional services described below are as follows:

Audit Fees for the audit of our annual consolidated financial statements for fiscal 2004 and 2003 and review of the consolidated financial statements included in our Form 10-Q’s for fiscal 2004 and 2003 were $1,952,483 and $837,960, respectively.

Audit-Related Fees for services related to the performance of the year-end audit and quarterly review of the financial statements and the audit of our employee benefit plan for fiscal 2004 and 2003 were $311,049 and $220,714, respectively.

Tax Fees for services relating to transaction reviews, tax regulatory matters, tax return review and expatriate tax matters for fiscal 2004 and 2003 were $502,883 and $409,086, respectively.

All Other Fees for professional services rendered to us in 2004 were $2,246, and for special projects in 2003 were $64,760.

STOCKHOLDER PROPOSALS

If a stockholder desires to include a proposal in the proxy materials for the 2006 annual meeting, the proposal must be received by our Corporate Secretary, c/o Genentech, Inc., 1 DNA Way, MS 49, South San Francisco, California 94080-4990, no later than November 11, 2005.

If a stockholder desires to present a proposal at our 2006 annual meeting, which proposal is not intended to be included in the Company’s proxy materials for that meeting, the stockholder must notify the Corporate Secretary of the Company at the address indicated above no later than January 25, 2006 in order to be timely. If a stockholder gives notice of the proposal after that deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the meeting.

The Company was not notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s annual meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act requires our directors, executive officers and those persons owning more than 10% of our equity securities to file reports of holdings and transactions in our equity securities with the SEC. Copies of these reports are required to be furnished to us. We believe that all Forms 3, 4 and 5 required to be filed were filed on time during 2004, except the Company filed one day late a Form 4 for each of Drs. Boyer, Richmond and Sanders, reporting his stock option grant upon re-election to the Board. The Company also filed one day late a Form 4 for Dr. Scheller, reporting a stock option exercise and corresponding sale of stock. In addition, Roche filed late a Form 3 for each of Mr. Burns and Dr. Hunziker upon election to our Board and one Form 4 relating to the conversion of zero-coupon notes issued by Roche into Genentech common stock.

HOUSEHOLDING

“Householding” means that we deliver a single set of proxy materials to households with multiple stockholders, provided certain conditions are met. We will continue to provide only one set of proxy materials to each such household, unless we receive contrary instructions.

We will promptly deliver separate copies of our proxy statement and annual report at the request of any stockholder who is in a household that participates in the householding of the Company’s proxy materials. You may send your request by mail to our Investor Relations department at Genentech, Inc., 1 DNA Way, South San Francisco, California 94080-4990 or by telephone at (650) 225-1599.

If you currently receive multiple copies of the company’s proxy materials and would like to participate in householding, please contact our Investor Relations department at the address or phone number described above.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the annual meeting, but if other matters do properly come before the annual meeting, it is intended that the persons named on the proxy card will vote on those matters in accordance with their best judgment.

APPENDIX A

GENENTECH, INC.

AUDIT COMMITTEE CHARTER AND ANNUAL AGENDA

PURPOSE OF COMMITTEE

Genentech’s financial reporting is the responsibility of senior management, but is overseen by the Board of Directors. It is the charter of the Genentech Audit Committee to act for the Board as follows:

•	Carry out the oversight responsibility for monitoring the integrity of Genentech’s financial statements and financial reporting process.
•	Review management’s programs to:
1.	Maintain adequate systems of internal controls regarding finance and accounting, including legal and regulatory compliance matters related thereto,
2.	Safeguard Genentech’s assets,
3.	Provide appropriate reserves for any legal or regulatory issues and
4.	Assess and manage risk.
•	Monitor the independence and performance of Genentech’s independent auditor, including annual financial audit, quarterly reviews and non-audit services. The Audit Committee is responsible for the selection, compensation, evaluation and replacement, where appropriate, of the independent auditor. The independent auditor reports directly to, and is directly accountable to the Audit Committee.
•	Pre-approve all audit services and all other permitted services as follows 1) audit- related services, 2) tax services, and 3) other services to be performed by the independent auditor and establish policies and procedures for the engagement of the independent auditor to provide permitted non-audit services.
•	Assure that the lead audit partner and the reviewing audit partner are rotated every five years.
•	Engage, monitor the performance of, and replace the general auditor and review the scope and results of Genentech’s general audit program implemented through services provided by the general auditor.
•	Establish procedures for the receipt, retention, and treatment of complaints regarding the accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees regarding accounting or auditing matters they consider questionable.
•	Assure that the Company has provided the NYSE with annual written reaffirmation that the Board of Directors has reviewed, on an annual basis, this charter for adequacy.
•	Discuss, with the independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 611, and as amended by Statement on Auditing Standards No. 90[2].
•	Prepare the report of the Audit Committee as required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement, in accordance with the required frequency.
•	Assure that the Company has disclosed this charter in an appendix to Genentech’s proxy statement at least once every three years.
•	Request the review of significant changes or new events in the Company or significant developments in accounting rules which have significant financial implications or risks or will likely require additional reporting or changes in accounting or operating practices.

1 SAS No. 61 requires an independent auditor to communicate to the Audit Committee matters related to the conduct of the audit such as the selection of and changes in significant accounting policies, the methods used to account for significant unusual transactions, the effect of significant accounting policies in controversial or emerging areas, the process used by management in formulating particularly sensitive estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates, significant adjustments arising from the audit, and disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

2 SAS No. 90 states that discussions on the quality of an entity's accounting principles should include such matters as consistency of accounting policies and their application, and the clarity and completeness of financial statements, which include related disclosures.

To carry out these responsibilities, the Audit Committee shall meet regularly and report its activities to the full Board after such meetings.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to assure compliance with laws and regulations, the Company’s Good Operating Principles or the Code of Ethics for the CEO and Senior Financial Officials. However, it is the responsibility of the Audit Committee to resolve disagreements regarding financial reporting, if any, between management and the independent auditor.

TERM AND MEMBERSHIP

The Audit Committee shall be appointed by the Board of Directors and shall consist of at least three members, all of whom must be independent. Each Audit Committee member shall serve until resignation from the Committee or replacement by the Board.

Each of the Audit Committee members shall meet the independence requirements under the applicable rules of the New York Stock Exchange and rules and regulations of the Securities and Exchange Commission. Each Audit Committee member shall be “financially literate,” as defined by the Board, or attain such status within a reasonable period after appointment. At least one member shall have “accounting or related financial expertise” as defined by the Board.

RESPONSIBILITIES – MEETING FREQUENCY

In general, it is expected that the Audit Committee be vigilant and effective overseers of the financial reporting process and the Company’s internal financial controls. In so doing, it is intended that the following standing annual agenda of the Committee represents the Board’s expectations of the Committee’s activities and responsibilities. Five meetings and seven teleconferences of the Committee have been established to provide sufficient time for discussion of the agenda topics.

In addition, any other business which either the Audit Committee, the independent auditor, or management feels is appropriate will be added to the agenda along with review of any significant financing transactions. Also, the Audit Committee shall have the authority to retain and compensate (with funding provided by the Company) special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the company or the company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Audit Committee is also responsible for establishing clear hiring policies for employees or former employees of the independent auditor.

DATE	AGENDA
Each Meeting	•	Provide time for the Committee to meet with management as well as separately with the independent auditor (for discussion of any audit problems or difficulties and management’s response) and the general auditor. Review and approve the Minutes of the prior meeting.
	•	Review current developments in accounting and reporting. Discuss impact, if any, on Genentech.
	•	Review all analyst reports and any press stories about Genentech’s accounting and disclosure. Management and the independent auditor should be available to explain comments.
Review complaints or reports reviewing complaints relating to financial reporting, internal controls or auditing matters, including confidential, anonymous submissions, if any.

Quarterly	•	Conduct a quarterly teleconference to review with management and the independent auditor, the company’s quarterly (or annual) financial statements, including specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any earnings press release or financial information or earnings guidance provided to analysts and rating agencies.
	•	Review with independent auditor GAAP methods of accounting and Genentech’s methodology.
	•	Review acceptable alternative accounting methods surrounding sensitive or unique matters considered but not adopted by the Company.

February	•	Review and discuss audited financial statements with management and discuss audit and other matters as required by SAS No. 61, and as amended by SAS No. 90, with independent auditor.
•

Prepare the report of the Audit Committee as required by the rules of the Securities and

Exchange Commission to be included in the Company’s annual proxy statement, in accordance with the required frequency.

	•	Review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.
	•	Review management’s assessment of internal controls over financial reporting as per Sarbanes-Oxley section 404.

April	•	Review the statement of affirmation for the NYSE related to the adequacy of the charter.
	•	Review independent auditor’s management letter and management’s responses.
	•	Review Company’s insurance coverage and other risk assessment and risk management programs.

June	•	Review quarterly reporting process and managements’ control thereof.
	•	Review tax compliance program and plan.
	•	Conduct an annual performance evaluation of the Audit Committee.

September	•	Review and approve the scope of the annual financial audit, quarterly reviews, any other permitted services and fees for the upcoming year.
	•	Review independence of independent auditor and their staffing based on applicable legal and regulatory guidelines and the nature of annual financial audit and quarterly reviews.
	•	Review: 1) resumes of the independent auditor partners and managers, 2) a description of the quality control procedures the independent auditor firm has established, 3) a report from the independent auditor firm describing any material issues raised by the most recent quality control review of the firm or peer review as well as any inquiry or investigation by governmental or professional authorities, within the preceding five years, if any, and describing the steps the firm has taken to deal with any reported problems and (4) all relationships between the independent auditor and the Company.
	•	Review Company’s investment policy, interest rate management program and foreign exchange hedging program.

December	•	Review with management, including General Counsel or his/her designee, any legal matters that could have a significant impact on the Company’s financial statements. Discuss the relevant reserves with management.
	•	Review performance of independent auditor with respect to the annual financial audit, quarterly reviews and permitted non-audit services, with management and recommend independent auditor for the upcoming year for Board of Director approval.
	•	Review performance of general auditor with management and recommend general auditor for the upcoming year for Board of Director approval.
	•	Review and approve the scope of the general audit program, general audit services and fees for the upcoming year.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZGNT92

PROXY

GENENTECH, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 14, 2005

The undersigned appoints Stephen G. Juelsgaard and Arthur D. Levinson, and each of them, as proxies of the undersigned, each with full power of substitution, to vote all of the shares of common stock of Genentech, Inc. (“Genentech”) held of record by the undersigned as of February 14, 2005 at the Annual Meeting of Stockholders of Genentech to be held at the Westin Hotel, 1 Old Bayshore Highway, Millbrae, California on Thursday, April 14, 2005, commencing at 10:00 a.m., local time, and at any adjournment or postponement of the Annual Meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

FOR 401(K) PLAN PARTICIPANTS

THE SHARES CREDITED TO YOUR ACCOUNT WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IF THE CARD IS NOT SIGNED, OR IF THE CARD IS NOT RECEIVED BY APRIL 11, 2005, THE SHARES CREDITED TO YOUR ACCOUNT WILL NOT BE VOTED.

FOR REGISTERED STOCKHOLDERS

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT AND IN THE DISCRETION OF THE PERSONS NAMED ABOVE IN ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THOSE INSTRUCTIONS.

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING.

SEE REVERSE SIDE	PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.	SEE REVERSE SIDE

GENENTECH, INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail. Please note that all 401(k) Plan Participant votes cast via telephone or the Internet must be cast prior to 10:00 p.m., Pacific Daylight Time, on Monday, April 11, 2005. Please note that all registered stockholder votes cast via telephone or the Internet must be cast prior to 10:00 p.m., Pacific Daylight Time, on Wednesday, April 13, 2005. If you wish to change or revoke your vote you may re-vote via telephone or the Internet, or return your properly completed proxy card; your latest vote received prior to the deadline will override each of your previous votes. If you wish to change your address, please mark the box below and return your proxy card by mail.

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/dna	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZGNT91

☒	Please mark votes as in this example.	L	0724

THE BOARD OF DIRECTORS OF GENENTECH, INC. RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE FOR PROPOSAL 2.
								FOR	AGAINST	ABSTAIN
1.	To elect six directors to hold office until the 2006 Annual Meeting of Stockholders.					2.	To ratify the selection of Ernst & Young LLP as independent auditor of Genentech for the year ending December 31, 2005.	☐	☐	☐
	Nominees:	(01) Herbert W. Boyer, (02) William M. Burns,
		(03) Erich Hunziker, (04) Jonathan K.C. Knowles,
		(05) Arthur D. Levinson and (06) Charles A. Sanders.
		FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	3.	By my signature below, I confer to the named proxies discretionary authority on any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
	☐
		For all nominees except as noted above
							MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

							MARK HERE IF YOU PLAN TO ATTEND THE MEETING			☐

						Please sign exactly as name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Signature:	Date:	Signature:	Date: